UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 4, 2008

LEGGETT & PLATT, INCORPORATED

(Exact name of registrant as specified in its charter)

Missouri	1-7845	44-0324630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 1 Leggett Road, Carthage, MO	64836
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 417-358-8131

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On September 4, 2008, a shareholder derivative complaint was filed by the New England Carpenters Pension Fund, which claims to own 3,000 shares of Leggett stock, in the United States District Court, Western District of Missouri. The action is purportedly brought on behalf of Leggett, naming it as a nominal defendant and naming as defendants certain current and former officers and directors of Leggett. The plaintiff alleges, among other things, that the individual defendants participated in the backdating of stock options, or allowed the backdating to occur; breached fiduciary duties; caused or allowed the Company to issue false and misleading financial statements and proxy statements; and sold Company stock while in possession of material non-public information.

The plaintiff seeks, among other things, unspecified monetary damages against the individual defendants, certain equitable and other relief relating to the profits from the alleged improper conduct, the rescission of certain unexercised options, punitive damages, the reimbursement of litigation costs, and the adoption of certain corporate governance proposals by the Company. It does not appear that the plaintiffs are seeking any monetary relief from the Company. Policies of directors and officers liability insurance are in force, and the Company is in the process of serving notice on these carriers of the lawsuit.

The complaint is based upon statistical analysis of Leggett stock prices and does not take into consideration important aspects of Leggett’s stock option plans. For example, multiple option grants in December are alleged to have been backdated, but were, in fact, granted in accordance with the Leggett Deferred Compensation Program which (i) provided for the option prices to be established based on the lowest closing price in the month of December, and (ii) was on file with the Securities and Exchange Commission disclosing this pricing mechanism before the date of the grants. Leggett expects that the outcome of the litigation will not have a material effect on Leggett’s financial condition or results of operation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGGETT & PLATT, INCORPORATED

Date: September 8, 2008	By:	/s/ John G. Moore
John G. Moore
Vice President

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